Exhibit 99.1
The Goldman Sachs Group, Inc. ½ 85 Broad Street ½ New York, New York 10004

GOLDMAN SACHS REPORTS FIRST QUARTER RECORD EARNINGS PER COMMON SHARE OF $6.67
NEW YORK, March 13, 2007 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $12.73 billion and net earnings of $3.20 billion for its first quarter ended February 23, 2007. Diluted earnings per common share were $6.67 compared with $5.08 for the first quarter of 2006 and $6.59 for the fourth quarter of 2006. Annualized return on average tangible common shareholders’ equity (1) was 44.7% and annualized return on average common shareholders’ equity was 38.0% for the first quarter of 2007.
Business Highlights
•	Goldman Sachs generated record quarterly net revenues, net earnings and diluted earnings per common share.
•	Investment Banking produced record quarterly net revenues of $1.72 billion, including record results in Financial Advisory and Debt Underwriting.
•	The firm continued its leadership in worldwide mergers and acquisitions, ranking first in announced transactions for the fiscal year-to-date. (2)
•	Fixed Income, Currency and Commodities (FICC) generated record quarterly net revenues of $4.60 billion, reflecting strong performance across all major businesses.
•	Equities produced record quarterly net revenues of $3.09 billion, 26% higher than the previous record set in the first quarter of 2006, reflecting strength across all major businesses.
•	Asset Management generated net revenues of $1.07 billion, including record management and other fees of $982 million. Assets under management increased 26% from a year ago to a record $719 billion, with net asset inflows of $35 billion during the quarter.

“We are very pleased with our first quarter’s results. They are a product of strong client activity across every region and every segment of our business,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “While market conditions will regularly shift, we are confident that our client-driven strategy will continue to produce the strongest results for the firm.”

Media Relations: Peter Rose 212-902-5400       ½       Investor Relations: John Andrews 212-357-2674

Net Revenues
Investment Banking
Net revenues in Investment Banking were $1.72 billion, 17% higher than the first quarter of 2006 and 28% higher than the fourth quarter of 2006. Net revenues in Financial Advisory were $861 million, 17% higher than the first quarter of 2006, primarily reflecting growth in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $855 million, 16% higher than the first quarter of 2006, reflecting significantly higher net revenues in debt underwriting, primarily due to an increase in leveraged finance activity, as the financing environment remained favorable. The firm’s investment banking backlog increased during the quarter. (3)
Trading and Principal Investments
Net revenues in Trading and Principal Investments were $9.42 billion, 35% higher than the first quarter of 2006 and 42% higher than the fourth quarter of 2006.
Net revenues in FICC were $4.60 billion, 20% higher than the first quarter of 2006, reflecting higher net revenues in credit products and mortgages. Net revenues in commodities and interest rate products were strong, but essentially unchanged from the same prior year period. Net revenues in currencies were also strong, but lower compared with the first quarter of 2006. During the quarter, FICC operated in an environment characterized by strong customer-driven activity and favorable market opportunities. In addition, although the subprime sector within the mortgage market experienced significant weakness, the broader credit environment remained strong.
Net revenues in Equities were $3.09 billion, 26% higher than the first quarter of 2006, primarily due to significantly higher net revenues in shares and principal strategies, reflecting strong results across all regions. Net revenues in derivatives were also strong, but essentially unchanged compared with the first quarter of 2006. During the quarter, Equities operated in an environment characterized by rising equity prices, strong customer-driven activity and favorable market opportunities.
Principal Investments recorded net revenues of $1.73 billion, reflecting gains and overrides from corporate and real estate principal investments, including a $227 million gain related to the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC) and a $161 million gain related to the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG). Net revenues in Principal Investments included approximately $500 million in gains in the first quarter of 2007 related to the firm’s adoption of SFAS No. 157.
Asset Management and Securities Services
Net revenues in Asset Management and Securities Services were $1.60 billion, 19% lower than the first quarter of 2006 and 12% higher than the fourth quarter of 2006.

Asset Management net revenues were $1.07 billion, 28% lower than the first quarter of 2006, reflecting significantly lower incentive fees, partially offset by a 31% increase in management and other fees. Incentive fees were $90 million for the first quarter of 2007 compared with $739 million for the same prior year period. During the quarter, assets under management increased $43 billion to $719 billion, reflecting non-money market net asset inflows of $24 billion, primarily in equity and fixed income assets, money market net asset inflows of $11 billion and market appreciation of $8 billion in equity and fixed income assets.
Securities Services net revenues were $525 million, 7% higher than the first quarter of 2006, as the firm’s prime brokerage business generated strong results, reflecting continued growth in customer balances in securities lending and margin lending.
Expenses
Operating expenses were $7.87 billion, 17% higher than the first quarter of 2006 and 78% higher than the fourth quarter of 2006.
Compensation and Benefits
Compensation and benefits expenses were $6.11 billion, 15% higher than the first quarter of 2006, reflecting the impact of higher net revenues. The ratio of compensation and benefits to net revenues was 48.0% for the quarter compared with 50.9% for the first quarter of 2006. Employment levels increased 2% during the quarter.
Non-Compensation Expenses
Non-compensation expenses were $1.76 billion, 23% higher than the first quarter of 2006. Excluding non-compensation expenses related to consolidated entities held for investment purposes (4), non-compensation expenses were 26% higher than the first quarter of 2006, primarily due to higher brokerage, clearing, exchange and distribution fees, reflecting higher transaction volumes in Equities, and increased professional fees, reflecting increased levels of business activity. Other expenses also increased, primarily due to growth in the firm’s insurance business.
Provision For Taxes
The effective income tax rate for the first quarter of 2007 was 34.2%, down from 34.5% for fiscal year 2006 and up from 32.8% for the first quarter of 2006. The increase from the first quarter of 2006 was primarily due to a reduction in the impact of permanent benefits due to higher levels of earnings, and changes in the geographic mix of earnings.
Capital
As of February 23, 2007, total capital was $169.63 billion, consisting of $36.90 billion in total shareholders’ equity (common shareholders’ equity of $33.80 billion and preferred stock of $3.10 billion) and $132.73 billion in unsecured long-term borrowings. Book value per common share was $77.12 and tangible book value per common share was $65.74 (1), an increase of 6% and 7%, respectively, compared with the end of 2006. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 438.3 million at period end.

The firm repurchased 13.0 million shares of its common stock at an average price of $207.26 per share, for a total cost of $2.69 billion during the quarter. The remaining share authorization under the firm’s existing common stock repurchase program is 39.6 million shares.
Dividends
The Board of Directors of The Goldman Sachs Group, Inc. (the Board) declared a dividend of $0.35 per common share to be paid on May 24, 2007 to common shareholders of record on April 24, 2007. The Board also declared dividends of $369.15, $387.50, $369.15 and $364.31 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1000th interest in a share of preferred stock), to be paid on May 10, 2007 to preferred shareholders of record on April 25, 2007.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2006 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2006.
Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2006.
Conference Call
A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s Web site, www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s Web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 1076656, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	Feb. 23,	Nov. 24,	Feb. 24,	Nov. 24,	Feb. 24,
	2007	2006	2006	2006	2006
Investment Banking
Financial Advisory	$861	$627	$736	37%	17%

Equity underwriting	266	330	283	(19)	(6)
Debt underwriting	589	387	452	52	30

Total Underwriting	855	717	735	19	16

Total Investment Banking	1,716	1,344	1,471	28	17

Trading and Principal Investments
FICC	4,604	3,104	3,838	48	20

Equities trading	2,163	1,235	1,607	75	35
Equities commissions	924	896	842	3	10

Total Equities	3,087	2,131	2,449	45	26

SMFG	161	(78)	405	N.M.	(60)
ICBC	227	949	—	(76)	N.M.
Other corporate and real estate gains and losses	1,123	323	200	N.M.	N.M.
Overrides	215	205	90	5	139

Total Principal Investments	1,726	1,399	695	23	148

Total Trading and Principal Investments	9,417	6,634	6,982	42	35

Asset Management and Securities Services
Management and other fees	982	910	750	8	31
Incentive fees	90	23	739	N.M.	(88)

Total Asset Management	1,072	933	1,489	15	(28)

Securities Services	525	496	491	6	7

Total Asset Management and Securities Services	1,597	1,429	1,980	12	(19)

Total net revenues	$12,730	$9,407	$10,433	35	22

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and employees

	Three Months Ended			% Change From
	Feb. 23,	Nov. 24,	Feb. 24,	Nov. 24,	Feb. 24,
	2007	2006	2006	2006	2006
Revenues
Investment banking	$1,716	$1,337	$1,470	28%	17%
Trading and principal investments	9,073	6,051	6,687	50	36
Asset management and securities services	1,133	982	1,554	15	(27)
Interest income	10,358	9,756	7,535	6	37

Total revenues	22,280	18,126	17,246	23	29

Interest expense	9,550	8,719	6,813	10	40

Revenues, net of interest expense	12,730	9,407	10,433	35	22

Operating expenses
Compensation and benefits	6,111	2,505	5,314	144	15

Brokerage, clearing, exchange and distribution fees	551	571	418	(4)	32
Market development	132	154	100	(14)	32
Communications and technology	151	148	124	2	22
Depreciation and amortization	132	143	125	(8)	6
Amortization of identifiable intangible assets	51	45	34	13	50
Occupancy	204	237	193	(14)	6
Professional fees	161	178	109	(10)	48
Cost of power generation	84	98	85	(14)	(1)
Other expenses	294	343	242	(14)	21

Total non-compensation expenses	1,760	1,917	1,430	(8)	23

Total operating expenses	7,871	4,422	6,744	78	17

Pre-tax earnings	4,859	4,985	3,689	(3)	32
Provision for taxes	1,662	1,833	1,210	(9)	37

Net earnings	3,197	3,152	2,479	1	29

Preferred stock dividends	49	48	26	N.M.	N.M.

Net earnings applicable to common shareholders	$3,148	$3,104	$2,453	1	28

Earnings per common share
Basic	$7.08	$7.06	$5.36	—%	32%
Diluted	6.67	6.59	5.08	1	31

Average common shares outstanding
Basic	444.5	439.8	457.3	1	(3)
Diluted	471.9	470.7	483.3	—	(2)

Selected Data
Employees at period end (5)	26,959	26,467	23,641	2	14
Ratio of compensation and benefits to net revenues	48.0%	26.6%	50.9%

NON-COMPENSATION EXPENSES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	Feb. 23,	Nov. 24,	Feb. 24,	Nov. 24,	Feb. 24,
	2007	2006	2006	2006	2006
Non-compensation expenses of consolidated investments (4)	$87	$130	$99	(33)%	(12)%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing, exchange and distribution fees	551	571	418	(4)	32
Market development	130	148	92	(12)	41
Communications and technology	150	146	123	3	22
Depreciation and amortization	118	119	112	(1)	5
Amortization of identifiable intangible assets	50	43	34	16	47
Occupancy	189	210	169	(10)	12
Professional fees	160	176	105	(9)	52
Cost of power generation	84	98	85	(14)	(1)
Other expenses	241	276	193	(13)	25

Subtotal	1,673	1,787	1,331	(6)	26

Total non-compensation expenses, as reported	$1,760	$1,917	$1,430	(8)	23

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)
Average Daily VaR(6)
$ in millions

	Three Months Ended
	Feb. 23,	Nov. 24,	Feb. 24,
	2007	2006	2006
Risk Categories
Interest rates	$57	$51	$40
Equity prices	96	75	69
Currency rates	18	14	18
Commodity prices	30	29	30
Diversification effect (7)	(74)	(63)	(65)

Total	$127	$106	$92

Assets Under Management (8)
$ in billions

	As of			% Change From
	Feb. 28,	Nov. 30,	Feb. 28,	Nov. 30,	Feb. 28,
	2007	2006	2006	2006	2006
Asset Class
Alternative investments	$147	$145	$119	1%	24%
Equity	230	215	181	7	27
Fixed income	213	198	165	8	29

Total non-money market assets	590	558	465	6	27

Money markets	129	118	106	9	22

Total assets under management	$719	$676	$571	6	26

	Three Months Ended
	Feb. 28,	Nov. 30,	Feb. 28,
	2007	2006	2006
Balance, beginning of period	$676	$629	$532

Net asset inflows / (outflows)
Alternative investments	2	6	7
Equity	11	4	5
Fixed income	11	7	8

Total non-money market net asset inflows / (outflows)	24	17	20

Money markets	11	7	5

Total net asset inflows / (outflows)	35	24	25

Net market appreciation / (depreciation)	8	23	14

Balance, end of period	$719	$676	$571

Principal Investments
$ in millions

	As of February 23, 2007
	Corporate	Real Estate	Total
Private	$3,939	$1,103	$5,042
Public	939	38	977

Subtotal	4,878	1,141	6,019
SMFG convertible preferred stock (9)	4,662	—	4,662
ICBC ordinary shares (10)	5,898	—	5,898

Total	$15,438	$1,141	$16,579

Footnotes
(1)	Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, excluding power contracts. Identifiable intangible assets associated with power contracts are not deducted from total shareholders’ equity because, unlike other intangible assets, less than 50% of these assets are supported by common shareholders’ equity. Management believes that return on average tangible common shareholders’ equity (ROTE) is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally. ROTE is computed by dividing net earnings (or annualized net earnings for annualized ROTE) applicable to common shareholders by average monthly tangible common shareholders’ equity. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements.

The following table sets forth a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

	Average for the	As of
	Three Months Ended
	February 23, 2007	February 23, 2007
	(unaudited, $ in millions)
Total shareholders’ equity	$36,258	$36,900
Preferred stock	(3,100)	(3,100)

Common shareholders’ equity	33,158	33,800
Goodwill and identifiable intangible assets, excluding power contracts	(5,002)	(4,988)

Tangible common shareholders’ equity	$28,156	$28,812

(2)	Thomson Financial – November 25, 2006 through February 23, 2007.

(3)	The firm’s investment banking backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(4)	Consolidated entities held for investment purposes are entities that are held strictly for capital appreciation, have a defined exit strategy and are engaged in activities that are not closely related to the firm’s principal businesses. For example, these investments include consolidated entities that hold real estate assets, such as hotels, but exclude investments in entities that primarily hold financial assets. Management believes that it is meaningful to review non-compensation expenses excluding expenses related to these consolidated entities in order to evaluate trends in non-compensation expenses related to the firm’s principal business activities.

(5)	Excludes 4,994, 3,868 and 8,171 employees as of February 2007, November 2006 and February 2006, respectively, of consolidated entities held for investment purposes. Compensation and benefits includes $35 million, $64 million and $51 million for the three months ended February 23, 2007, November 24, 2006 and February 24, 2006, respectively, attributable to these consolidated entities.

(6)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no standard methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in the firm’s Annual Report on Form 10-K for the year ended November 24, 2006.

(7)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(8)	Substantially all assets under management are valued as of calendar month end.

(9)	Excludes an economic hedge on the shares of common stock underlying the investment. As of February 23, 2007, the fair value of this hedge was $3.27 billion. Includes the effect of foreign exchange revaluation on the investment, for which the firm also maintains an economic hedge.

(10)	Includes interests of $3.73 billion as of February 23, 2007 held by investment funds managed by Goldman Sachs. The fair value of the investment in the ordinary shares of ICBC, which trade on The Stock Exchange of Hong Kong, includes the effect of foreign exchange revaluation.